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                                                                     EXHIBIT 3.2


                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                            OF OASIS CAR WASH, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

                                  ARTICLE ONE.

         The name of the Corporation is Oasis Car Wash, Inc.

                                  ARTICLE TWO.

         The following amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation on the 10th day of February, 1998:

         The amendment alters Article Six of the Articles of Incorporation to read as follows:

         "The aggregate number of shares of capital stock that the Corporation will have authority to issue is Twenty- Five Million (25,000,000), of which Twenty Million (20,000,000) will be shares of Common Stock, having a par value of $.001 per share, and Five Million (5,000,000) of which will be shares of Preferred Stock, having a par value of $.001 per share.

         Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law."

         The amendment alters Article Twelve of the Articles of Incorporation as follows:

         "(a)    The Corporation will, to the fullest extent permitted by the
Texas Business Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons who it has power to indemnify under such Act from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Act. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office,
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will continue as to a person who has ceased to be a director, officer, employee or agent, and inure to the benefit of the heirs, executors and administrators of such a person.

         (b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Texas for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Texas nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (c) To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director. Any repeal or modification of this Article Twelve (c) will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article Twelve (c) shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article Twelve (c)."

                                 ARTICLE THREE.

         The number of shares of the Corporation outstanding at the time of such adoption was 100,000; and the number of shares entitled to vote thereon was 100,000.

                                 ARTICLE FOUR.

         The number of shares voted for such amendment was 100,000; the number of shares voted against such amendment was zero.





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DATED this 10th day of February, 1998.

                                        OASIS CAR WASH, INC.


                                        By: /s/ RICHARD W. WEYAND
                                            ----------------------------------
                                            Richard W. Weyand, President





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